EXHIBIT 99.1

INVESTOR CONTACT

Michael Doherty

949-673-1907

mdoherty@trestlecorp.com

FOR IMMEDIATE RELEASE

Trestle’s MedMicro Selected by Dynacare Kasper Medical Laboratories

Internet-enabled microscopy system helps Dynacare Kasper provide crucial telepathology services to underserved areas across rural Canada

Irvine, CA – 10/15/2004 – Trestle Holdings Inc. (OTCBB:TLHO), a supplier of digital imaging and telemedicine applications, today announced that Dynacare Kasper Medical Laboratories, a full-service laboratory headquartered in Edmonton, Alberta, Canada, is deploying Trestle’s MedMicro solution to provide real-time telepathology and teleconsulting services to doctors and clinics around the province.

The major impetus for adopting Trestle’s internet microscopy technology, according to Dynacare Kasper’s president, Thomas Higa, MD, was to enable its clients in non-urban, less-populated regions to link to Dynacare’s eighteen pathologists in real-time consultation. “When the Province of Alberta restructured the healthcare system,” says Dr. Higa, “it created a series of Regional Health Authorities, some of which were responsible for providing care to large geographic areas – but often with only a couple of pathologists, and sometimes with none. Using Trestle’s solution, we can use real-time teleconsulting to share the expertise of our medical staff with doctors at any of our clients’ facilities.”

The recent deployment of a Trestle MedMicro system at a Regional Health Authority site in the city of Fort McMurray demonstrated the value Trestle’s solution can provide for Dynacare Kasper. The city is experiencing rapid population growth due to its thriving oil business, but is geographically isolated with a single pathologist.

“With MedMicro, the pathology experts at our Edmonton laboratory can remotely examine patients’ slides, navigate and adjust the images and provide live consultation to the medical professionals onsite,” explains Dr. Higa. “With this solution in place, all of our clients, even those in remote areas, will have virtual access to a full staff of highly trained pathologists with expertise in a wide range of disciplines. And that’s excellent healthcare.”

Dynacare Kasper, which provides laboratory services to Regional Health Authorities, industrial corporations, independent laboratories and research groups, plans to expand its offering of dynamic telepathology and teleconsultation to its other clients using Trestle’s MedMicro solution.

About Dynacare Kasper Medical Laboratories

Dynacare Kasper Medical Laboratories is a full-service medical laboratory with a main facility in Edmonton, Alberta, Canada. Dynacare Kasper and its parent companies have been providing quality laboratory services in Canada for more than 35 years, offering a complete range of diagnostic medical laboratory services. The laboratory is accredited by the Alberta College of Physicians and Surgeons, the College of American Pathologists (CAP), and the U.S. Substance Abuse and Mental Health Services Administration (for DOT drug testing). Dynacare Kasper provides comprehensive laboratory services to community and tertiary care hospitals, community physicians, government agencies, pharmaceutical companies and hundreds of industry clients. For more information, please visit www.dkml.com.

About Trestle Holdings Inc.

Trestle Holdings develops and sells digital imaging and telemedicine applications to the life sciences markets. The company’s products link geographically dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.

Trestle’s digital imaging products have the potential to transform the pathologist’s work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images. The company’s live microscopy products enable multiple physicians and scientists to remotely view, navigate, and share high-fidelity microscope images at sub-micron resolution over standard Internet connections in real time. The company’s slide scanning and imaging products perform high-speed whole-glass slide digitization for virtual microscopy applications. These slide scanning products facilitate image analysis, data management, digital workflow and data association applications for clinical and research customers. For example, for pharmaceutical companies, Trestle’s products enable improvements to the pre-clinical and clinical phases of research and development through better capture, management and analysis of tissue sample information.

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies. Trestle’s integrated telemedicine products allow scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment of patients through real-time integration of voice, video, medical devices, and patient data.

SAFE HARBOR STATEMENT

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms “believes,” “belief,” “expects,” “plans,” “objectives,” “anticipates,” “intends,” “targets,” “projections,” or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.